Exhibit 99.1

Harmonic Announces CFO Transition

SAN JOSE, Calif. - Dec. 13, 2016 - Harmonic (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced that Harold Covert, the Company’s Chief Financial Officer, intends to resign from the CFO role in the coming months in order to spend more time with his family on the East Coast.

Mr. Covert will continue to serve as CFO until after the filing of the Company’s 2016 annual report with the Securities and Exchange Commission and the appointment of a successor CFO. The Company has launched a search for a new CFO, and Mr. Covert has agreed to provide any needed assistance to ensure a smooth transition.

“On behalf of the Harmonic Board of Directors and management team, I want to express my gratitude to Hal for stepping off the Board last year and into the CFO role during an important period of strategic change and acquisition integration,” remarked Patrick Harshman, President and Chief Executive Officer of the Company. “We thank Hal for his contributions and his continued leadership during the transition period.”

Further information about Harmonic is available at www.harmonicinc.com.

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About Harmonic
Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. Harmonic enables customers to produce, deliver and monetize amazing video experiences, with unequalled business agility and operational efficiency, by providing market-leading innovation, high-quality service, and compelling total-cost-of-ownership. More information is available at www.harmonicinc.com.

EDITOR’S NOTE - Product and company names used herein are trademarks or registered trademarks of their respective owners.

CONTACT:

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Blair King Director, Investor Relations Harmonic +1.408.490.6172 blair.king@harmonicinc.com

ENDS